Exhibit 99.1

ARIAD Announces U.S. Food and Drug Administration Acceptance of NDA Filing for Brigatinib

Brigatinib Granted Priority Review, with a PDUFA Date of April 29, 2017

CAMBRIDGE, Mass.--(BUSINESS WIRE)--October 31, 2016--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that the U.S. Food and Drug Administration (FDA) has accepted for review the New Drug Application (NDA) for ARIAD’s investigational oral anaplastic lymphoma kinase (ALK) inhibitor, brigatinib, in patients with metastatic ALK-positive (ALK+) non-small cell lung cancer (NSCLC) who have progressed on crizotinib. The FDA granted ARIAD’s request for Priority Review and has set an action date of April 29, 2017 under the Prescription Drug User Fee Act (PDUFA).

“The FDA acceptance of our application is an important milestone in our ongoing efforts to discover, develop and deliver highly innovative treatments for patients with rare cancers,” said Paris Panayiotopoulos, president and chief executive officer of ARIAD. “We are pleased that our significant R&D investments in brigatinib and our work with the FDA are bringing us closer to potentially offering a treatment option for patients with ALK+ NSCLC who are refractory to crizotinib. We look forward to continuing to work closely with the FDA during the brigatinib NDA review and remain committed to developing critical therapies for unserved and underserved small patient populations suffering from rare cancers.”

ARIAD’s NDA submission includes clinical data from its Phase 1/2 and pivotal Phase 2 ALTA trials of brigatinib. The FDA’s Priority Review status accelerates the review time from 10 months to a goal of six months from the filing of the application. Brigatinib received Breakthrough Therapy designation from the FDA for the treatment of patients with ALK+ NSCLC whose tumors are resistant to crizotinib, and was granted orphan drug designation by the FDA for the treatment of ALK-positive, ROS1-positive, and EGFR-positive NSCLC. ARIAD plans to submit a Marketing Authorization Application (MAA) for brigatinib to the European Medicines Agency (EMA) in early 2017.

ARIAD is a small, research-driven biotechnology company. ARIAD has invested more than $1.3 billion in R&D since the Company was founded. In 2015, ARIAD generated $119 million in total revenue and invested $171 million, or 143 percent of revenue, in R&D.

About Brigatinib

Brigatinib is an investigational, targeted cancer medicine discovered internally at ARIAD. It is in development for the treatment of patients with anaplastic lymphoma kinase positive (ALK+) non-small cell lung cancer (NSCLC). The global Phase 2 ALTA trial, in patients with locally advanced or metastatic ALK+ NSCLC who were previously treated with crizotinib, is the primary basis for brigatinib’s initial regulatory review. ARIAD has also initiated the Phase 3 ALTA 1L trial to assess the efficacy and safety of brigatinib in comparison to crizotinib in patients with locally advanced or metastatic ALK+ NSCLC who have not received prior treatment with an ALK inhibitor. More information on brigatinib clinical trials, including the expanded access program (EAP) for ALK+ NSCLC can be found here.

About ALK+ NSCLC

Non-small cell lung cancer (NSCLC) is the most common form of lung cancer, accounting for approximately 85 percent of the estimated 228,190 new cases of lung cancer diagnosed each year in the United States, according to the American Cancer Society. Anaplastic lymphoma kinase (ALK) was first identified as a chromosomal rearrangement in anaplastic large-cell lymphoma (ALCL). Genetic studies indicate that chromosomal rearrangements in ALK are key drivers in a subset of NSCLC patients as well. Approximately three to eight percent of patients with NSCLC have a rearrangement in the ALK gene.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts is focused on discovering, developing and commercializing precision therapies for patients with rare cancers. ARIAD is working on new medicines to advance the treatment of rare forms of chronic and acute leukemia, lung cancer and other rare cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Forward-Looking Statements

This press release contains forward-looking statements, each of which are qualified in their entirety by this cautionary statement. Any statements contained herein which do not describe historical facts, including, but not limited to statements about the anticipated timing for potential regulatory approval of brigatinib in the United States, the potential for brigatinib to provide a new treatment option to ALK+ NSCLC patients, the Company’s plans to file for regulatory approval of brigatinib with the EMA, and the Company’s ongoing clinical development of brigatinib, are forward-looking statements that are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These factors, risks and uncertainties include, but are not limited to, our ability to successfully commercialize and generate profits from sales of our products; our ability to meet anticipated clinical trial commencement, enrollment and completion dates and regulatory filing dates for our products and product candidates and to move new development candidates into the clinic; our ability to execute on our key corporate initiatives; regulatory developments and safety issues, including difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; competition from alternative therapies; our reliance on the performance of third-party manufacturers, specialty pharmacies, distributors and other collaborators for the supply, distribution, development and/or commercialization of our products and product candidates; the occurrence of adverse safety events with our products and product candidates; the costs associated with our research, development, manufacturing, commercialization and other activities; the conduct, timing and results of preclinical and clinical studies of our products and product candidates, including that preclinical data and early-stage clinical data may not be replicated in later-stage clinical studies; the adequacy of our capital resources and the availability of additional funding; the ability to satisfy our contractual obligations, including under our leases, convertible debt and royalty financing agreements; patent protection and third-party intellectual property claims; litigation and investigations; our operations in foreign countries with or through third parties; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in our public filings with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Except as otherwise noted, these forward-looking statements speak only as of the date of this press release and we undertake no obligation to update or revise any of these statements to reflect events or circumstances occurring after this press release. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Jennifer Robinson, 617-621-2286
Jennifer.Robinson@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com